Exhibit 10.1
Executive Employment Agreement

This EXECUTIVE EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into as of November 17, 2025 by and among Whistler Blackcomb Employment Corporation (the “Company”), Vail Resorts Inc., a Delaware corporation (the “Parent”), and Celeste Burgoyne (“Executive”).

WHEREAS, the Parent, the Company and Executive desire to enter into this Agreement in order to set forth the terms of Executive’s employment with the Company, a wholly-owned subsidiary of the Parent, during the period set forth herein.

NOW, THEREFORE, in consideration of the promises and mutual agreements set forth herein, and other consideration, the receipt of which is hereby acknowledged, Executive, the Parent and the Company hereby agree as follows:

1.Employment.

a.Commencing as of the Employment Commencement Date (as defined below), the Company hereby employs Executive to serve as the Executive Vice President, Chief Revenue Officer of the Parent on the terms and conditions set forth herein. In such capacity, Executive shall have the responsibilities normally associated with such position, reporting to and subject to the direction and supervision of the Chief Executive Officer of the Parent (the “CEO”).

b.Commencing as of the Employment Commencement Date, Executive accepts employment hereunder and agrees that, during the term of Executive’s employment, Executive will observe and comply with the policies and rules of the Parent and the Company and devote substantially all Executive’s time during normal business hours and best efforts to the performance of Executive’s duties hereunder, which duties shall be performed in an efficient and competent manner and to the best of Executive’s ability. Executive will work remotely from Vancouver, British Columbia, subject to reasonable business travel. Executive further agrees that, during the term of this Agreement, Executive will not, without the prior written consent of the CEO, directly or indirectly engage in any manner in any business or other endeavor, either as an owner, employee, officer, director, independent contractor, agent, partner, advisor, or in any other capacity calling for the rendition of Executive’s personal services. This restriction shall not preclude Executive from having passive investments and devoting reasonable time to the supervision thereof (so long as such does not create a conflict of interest or interfere with Executive’s obligations hereunder), in any business or enterprise that is not in competition with any business or enterprise of the Parent, the Company or any of their respective parents, subsidiaries or affiliates (collectively, the “Companies”) other than investments disclosed to the Parent and the Company prior to the Employment Commencement Date or investments to which consent is thereafter granted by the Parent or the Company to the Executive, such consent not to be unreasonably withheld. This Agreement shall not limit Executive’s community or charitable activities so long as such activities do not impair or interfere with Executive’s performance of the services contemplated by this Agreement.

CERTAIN PORTIONS OF THIS EXHIBIT HAVE BEEN REDACTED PURSUANT TO ITEM 601(A)(6) OF REGULATION S-K AND, WHERE APPLICABLE, HAVE BEEN MARKED WITH [***] TO INDICATE WHERE REDACTIONS HAVE BEEN MADE. THE MARKED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT CONTAINS INFORMATION THAT IF DISCLOSED WOULD CONSTITUTE A CLEARLY UNWARRANTED INVASION OF PERSONAL PRIVACY.

2.Compensation.

For all services rendered by Executive to or on behalf of the Companies from and after the Employment Commencement Date, the Parent or the Company shall provide or cause to be provided to Executive, subject to making any and all withholdings and deductions required of the Company or its affiliates by law with all other income tax consequences being borne by Executive, the following (with Parent jointly and severally liable for and guaranteeing all liabilities of the Company to Executive):

a.Base Salary. Executive shall receive a base salary of USD $900,000 per year (the “Base Salary”), payable in accordance with the payroll practices of the Company and other applicable withholding and deductions. Executive’s Base Salary shall be reviewed annually by the Compensation Committee (the “Compensation Committee”) of the Board of Directors of the Parent (the “Board”). Any increases in such Base Salary shall be at the discretion of the Compensation Committee, and Executive acknowledges that the Compensation Committee is not obligated to grant any increases. The Base Salary shall not be lowered during the term of this Agreement without Executive’s written consent.

b.Vail Resorts Management Incentive Plan for Corporate Executives. Executive shall be entitled to participate in the Management Incentive Plan for Corporate Executives (the “MIP”) on the same terms as may be applicable to other senior executives of the Companies and subject to the terms of the MIP. Subject to the annual approval by the Compensation Committee and further subject to Executive’s continued employment through the date of any such grant, under the MIP, Executive’s target annual bonus award will be Seventy-Five Percent (75%) of Executive’s Base Salary based upon Executive’s performance in light of objectives established by the Board and assessed by the Compensation Committee, subject to proration with respect to Executive’s fiscal 2026 award under the MIP (67% assuming the Employment Commencement Date (as defined below) occurs prior to January 31, 2026 and 33% proration if the Employment Commencement Date occurs between February and April).

c.Benefits; Paid Time Off. Executive shall, beginning immediately upon the Employment Commencement Date, be eligible to participate in the benefit plans, perks and time off policies (currently includes Medical, Dental & Vision coverage, Flexible Spending Accounts, Life Insurance, AD&D, Short Term Disability Pay, Long Term Disability Insurance and access to a Retirement Plan) on the same terms as may be extended generally to other senior executives of the Companies and to the extent Executive is eligible under the terms of the applicable plan or policy, provided, that, Executive’s benefit plans, perks and time off policies (including vacation) shall be no less than as required by applicable law and, in any event no less favorable to Executive than as made available to other executives of the Companies from time to time.

d.Perquisites. In addition, Executive shall receive all other benefits and perquisites on the same terms afforded from time to time to senior executives generally within the Company and the Parent or as specifically approved by the Compensation Committee. Executive shall participate in the Executive Perquisite Fund (as may be amended from time to time) in the amount of USD $50,000 per annum, provided that any Executive Perquisite Fund may be amended from time to time or terminated as the Parent may determine. Executive shall have access to the Companies’ clubs through its Quality Assurance Program and Executive Club Membership Program and will have the same ski and snowboard privileges available to other senior executives of the Companies (including free mountain passes for Executive and eligible dependents, an annual allotment of discounted and/or free lift tickets and ski lessons, together with employee discount programs for lodging, retail, rental and food rates, in each case to the same extent available to other senior executives of the Companies).

e.Expense Reimbursement. Executive shall have a travel and entertainment budget that is reasonable in light of Executive’s position and responsibilities and shall be reimbursed for all reasonable business-related travel and entertainment expenses incurred by Executive thereunder upon submission of appropriate documentation thereof in compliance with applicable Company policies.

f.Legal Expenses. The Company shall reimburse Executive’s reasonable documented legal fees and expenses (not to exceed CAD $10,000) incurred in the review and negotiation of this Agreement, provided that, any such payment shall be made on or before March 15 of the calendar year immediately following the Employment Commencement Date.

g.LTI Grant. Subject to approval by the Compensation Committee and further subject to Executive’s continued employment through the date of any such grant, Executive shall be entitled to receive a target annual long-term incentive equity grant in the amount of approximately USD $3,425,000 (the “Annual LTI Grant”) comprised of 50% Restricted Stock Units (“RSUs”) and 50% Stock Appreciation Rights (“SARs”). Any such RSUs and SARs that may be granted shall be issued subject to the terms of the Vail Resorts, Inc. 2024 Omnibus Incentive Plan (the “2024 Plan”) and the applicable agreement provided pursuant thereto, using the Parent’s standard valuation methodology and vesting in increments of 1/3 per year over a three-year period, such vesting to commence on the first anniversary of the grant date of such RSUs and SARs, subject to Executive’s continued employment with the Companies. Executive’s annual LTI Grant for fiscal 2026 will be granted on the first day of the first full fiscal quarter following the Employment Commencement Date and will be subject to proration (67% assuming the Employment Commencement Date occurs prior to January 31, 2026 and 33% proration if the Employment Commencement Date occurs between February and April). Any awards under the 2024 Plan are at the discretion of the Compensation Committee. Any current or future grants shall be at the discretion of the Compensation Committee, and Executive acknowledges that the Compensation Committee is not obligated to grant any awards.

h.Sign-On Bonus. Executive shall receive a one-time cash sign-on bonus of USD $700,000 (the “Sign-On Bonus”), payable in a lump sum within thirty (30) days following the Employment Commencement Date in accordance with the normal payroll practices of the Company and subject to applicable withholding and deductions. If Executive resigns or the Company terminates Executive for Cause (as defined below) prior to the one-year anniversary of the Employment Commencement Date, Executive will be responsible for repaying the entire USD $700,000 amount of the Sign-On Bonus to the Company within sixty (60) days from Executive’s termination of employment or resignation. Executive agrees that the Company shall have the right to deduct the amount of the Sign-On Bonus from any amounts due and owing to Executive from the Company at the time of termination and, if required by the Company or applicable employment standards legislation, Executive agrees to execute any further documents or instruments to give effect to and carry out such deduction.

i. Sign-On Equity Grant. Executive shall receive, on the first day of the first full fiscal quarter following the Employment Commencement Date (the “Sign-On Equity Grant Date”), (i) a one-time grant of RSUs in the amount of approximately (to nearest whole, non-fractional unit)

USD $2,150,000 that will vest in full on the first anniversary of the Sign-On Equity Grant Date, subject to Executive’s continued employment with the Companies through such vesting date, and (ii) a one-time grant of RSUs in the amount of approximately (to nearest whole, non-fractional unit) USD $2,834,000 vesting in annual increments of 1/3 per year over a three-year period, such vesting to commence on the first anniversary of the Sign-On Equity Grant Date, subject to Executive’s continued employment with the Companies through the applicable vesting date (such grant of RSUs, together with the grant of RSUs described in clause (i), the “Sign-On Equity Grant”). The Sign-On Equity Grant shall be issued subject to the terms of the 2024 Plan and the applicable agreement provided pursuant thereto, using the Parent’s standard valuation methodology; provided, however, that, to the extent the 2024 plan and applicable agreement conflict with the terms of this Agreement, the terms of this Agreement shall control. If the employment of Executive with the Company ceases or is terminated for any reason whatsoever other than for Cause (as defined below) or by reason of Executive’s voluntary resignation prior to the one-year anniversary of the Employment Commencement Date, the unvested portion of the Sign-On Equity Grant shall automatically become fully vested.

3.Term and Termination.

a.Term. This Agreement shall be effective as of the date first set forth above; however, the Executive’s employment commencement date shall be January 26, 2026 or such other date as may be mutually agreed upon by the Company and Executive (“Employment Commencement Date”). The term of the Executive’s employment under this Agreement shall be for the period commencing with the Employment Commencement Date and continuing until terminated in accordance with this Section 3.

b.Termination for Cause. The Company may terminate this Agreement and Executive’s employment at any time for “Cause”. For purposes of this Agreement, “Cause” shall mean (i) any conduct related to the Companies involving gross negligence, gross mismanagement, or the unauthorized disclosure of confidential information or trade secrets; (ii) dishonesty or a violation of the Parent’s Code of Ethics and Business Conduct or other Parent or Company policy that has or reasonably could be expected to result in a detrimental impact on the reputation, goodwill or business position of any of the Companies; (iii) gross obstruction of business operations or illegal or disreputable conduct by Executive that impairs or reasonably could be expected to impair the reputation, goodwill or business position of any of the Companies, and any acts that violate any policy of the Parent or the Company relating to discrimination or harassment; (iv) conviction of a criminal offense which is punishable by imprisonment or a crime involving moral turpitude, fraud or dishonesty or the entrance of a plea of guilty or no contest to such a crime; or (v) any action involving a material breach of the terms of this Agreement including material inattention to or material neglect of duties and Executive shall not have remedied such breach within 30 days, if curable, after receiving written notice from the Company specifying the details thereof. In the event of a termination for Cause, Executive shall be entitled to receive only Executive’s then-current Base Salary and any accrued but unpaid vacation pay through the date of such termination. Further, Executive acknowledges that in the event of such a termination for Cause, Executive shall not be entitled to receive any bonus payment for the year of termination or subsequent years under the MIP or, excepting vested entitlements, any other incentive compensation plan in which Executive is then participating.

c.Termination Without Cause; Resignation for Good Reason. The Company may terminate this Agreement and Executive’s employment at any time without Cause (and not by reason of death or disability), by giving Executive written notice specifying the effective date of such termination. Executive may terminate this Agreement and Executive’s employment at any time for “Good Reason” by giving the Company written notice of such termination. For purposes of this Agreement, “Good Reason” shall mean (i) the Parent or the Company has breached its obligations hereunder in any material respect, (ii) the Parent or the Company has decreased Executive’s then current Base Salary, (iii) Executive is directed to relocate Executive’s principal office more than 50 miles from Vancouver, British Columbia without Executive’s consent, and/or (iv) the Parent or the Company has effected a material diminution in Executive’s reporting responsibilities, authority, or duties as in effect immediately prior to such change; provided, however, that Executive shall not have the right to terminate this Agreement for Good Reason unless: (A) Executive has provided notice to the Company of any of the foregoing conditions within 90 days of the initial existence of the condition; (B) the Company has been given at least 30 days after receiving such notice to cure such condition (other than if Good Reason is due to a Change in Control); and (C) Executive actually terminates employment within six months following the initial existence of the condition.

In the event of a termination of employment without Cause (and not by reason of death or disability) or a resignation for Good Reason, Executive shall be entitled to receive (i) Executive’s then-current Base Salary and any accrued but unpaid vacation pay through the effective date of such termination; (ii) any accrued but unpaid expenses at the date of termination; (iii) payment in lieu of notice as required by the Employment Standards Act (British Columbia); and, (iv) provided that Executive executes (and, if applicable, thereafter does not revoke) a written release in a reasonably standard form provided by the Company in accordance with its general practice and excluding the Companies’ obligations hereunder or which continue after the date of termination (the “Release”), twelve (12) months of Executive’s then current Base Salary payable in a lump sum, less the payment in lieu of notice provided for in clause (iii); provided, that, to the extent more beneficial to her, Executive shall be entitled instead to elect to receive the payments, benefits and entitlements of the Parent’s or the Company’s Executive Severance Policy as it may be amended from time to time. Except as required by the Employment Standards Act (British Columbia), any payment to Executive made pursuant hereto shall be paid to Executive no later than the earlier of (A) 30 days after the date of termination, and (B) the date that is two and a half months following the calendar year in which such termination without Cause occurs.

d.Termination By Executive Without Good Reason. Executive may also terminate this Agreement and Executive’s employment at any time without Good Reason by giving the Company thirty (30) days’ prior written notice. The Company may, in its sole discretion, waive such notice period, in whole or in part. In the event Executive terminates this Agreement, Executive shall be entitled to receive only Executive’s then-current Base Salary, and any accrued but unpaid vacation pay through the end of the thirty (30) day notice period. Further, Executive acknowledges that in the event of such a termination without Good Reason, Executive shall not be entitled to receive any bonus payment for the year of termination or subsequent years under the MIP or, excepting vested entitlements, any other incentive compensation plan in which Executive is then participating.

e.Termination in Connection with a Change in Control. In the event of a termination of Executive’s employment by the Company without Cause (and not by reason of death or disability) or by Executive for Good Reason, in either case within 365 days following a consummation of a Change in Control of the Parent Executive shall be entitled to receive (i) Executive’s then-current Base Salary and any accrued but unpaid vacation pay through the effective date of such termination; (ii) any accrued but unpaid expenses at the date of termination; (iii) payment in lieu of notice as required by the Employment Standards Act (British Columbia); and, provided that Executive executes (and, if applicable, thereafter does not revoke) the Release, (iv) a lump sum payment equal to twelve (12) months of Executive’s then current Base Salary, less the notice provide for in clause (iii), plus an amount equal to the cash bonus paid to Executive in the prior calendar year, provided, that, to the extent more beneficial to her, Executive shall be entitled instead to elect to receive the payments, benefits and entitlements of the Parent’s or the Company’s Executive Severance Policy as it may be amended from time to time, and, except as required by the Employment Standards Act (British Columbia), any of the foregoing payable to Executive shall be paid to Executive no later than the earlier of (A) 30 days after the date of termination, and (B) the date that is two and a half months following the calendar year in which such termination occurs. For purposes of this Agreement, “Change in Control” shall mean an event or series of events by which: (A) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent, or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of 35% or more of the equity securities of the Parent entitled to vote for members of the Board or equivalent governing body of the Parent on a fully-diluted basis; or (B) during any period of twenty-four (24) consecutive months, a majority of the members of the Board or other equivalent governing body of the Parent cease to be composed of individuals (1) who were members of that Board or equivalent governing body on the first day of such period, (2) whose election or nomination to that Board or equivalent governing body was approved by individuals referred to in clause (1) above constituting at the time of such election or nomination at least a majority of that Board or equivalent governing body, or (3) whose election or nomination to that Board or other equivalent governing body was approved by individuals referred to in clauses (1) and (2) above constituting at the time of such election or nomination at least a majority of that Board or equivalent governing body (excluding, in the case of both clause (2) and clause (3), any individual whose initial nomination for, or assumption of office as, a member of that Board or equivalent governing body occurs as a result of an actual or threatened solicitation of proxies or consents for the election or removal of one or more directors by any person or group other than a solicitation for the election of one or more directors by or on behalf of the Board); or (C) any person or two or more persons acting in concert shall have acquired, by contract or otherwise, control over the equity securities of the Parent entitled to vote for members of the Board or equivalent governing body of the Parent on a fully-diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right) representing 51% or more of the combined voting power of such securities; or (D) the Parent sells or transfers (other than by mortgage or pledge) all or substantially all of its properties and assets to, another “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act).

f.Termination Due to Death or Disability. This Agreement shall terminate (i) automatically in the event of Executive’s death or (ii) subject to compliance with human rights laws and after the longer of 6 consecutive months’ absence from active employment or such period so that Executive has satisfied any waiting period for eligibility for long-term disability insurance maintained for the benefit of Executive during her employment with the Company, in the event of Executive’s disability (as reasonably determined by the Company acting in good faith and subject to such accommodation as required by law). In the event of such a termination, Executive shall be entitled to receive Executive’s then-current Base Salary any accrued but unpaid vacation pay through the effective date of such termination, payment in lieu of notice as required by the Employment Standards Act (British Columbia) (for termination in the event of Executive’s disability only), and any vested benefits as set forth in any Parent or Company benefit plans.

g.No Other Benefits. Except as expressly set forth in this Section 3, Executive shall not be entitled to receive any compensation or other benefits in connection with the termination of Executive’s employment whether at common law or otherwise and expressly waives any and all entitlement to reasonable notice or pay in lieu thereof pursuant to common law.

h.Provisions of Agreement that Survive Termination. No termination of this Agreement shall affect any of the rights and obligations of the parties hereto under Sections 4, 5, 6 and 7, and such rights and obligations shall survive such termination in accordance with the terms of such sections.

4.Restrictive Covenants.

a.The provisions of this Section 4 shall apply during Executive’s employment with the Company and for a period of one (1) year following the date of termination of Executive’s employment hereunder for any reason. During such period, Executive will not, except with the prior written consent of the CEO, directly or indirectly own, manage, operate, join, control, finance or participate in the ownership, management, operation, control or financing of, or be connected as an officer, director, employee, partner, principal, agent, representative, consultant or otherwise with, or use or permit her name to be used in connection with, any business or enterprise that is engaged in a "Competing Enterprise," which is defined as an entity whose operations are conducted within the ski industry in the United States and Canada or in the real estate development, lodging or hospitality industries in the State of Colorado, other than as has been expressly approved in writing by the Company or the Parent. Notwithstanding the foregoing, Executive may participate, own, finance, manage, obtain employment or otherwise be connected with a larger regional, national or international business or enterprise (a "New Employer") which owns or operates a Competing Enterprise as a brand, branch, division, subsidiary or affiliate provided that (i) the Competing Enterprise accounts for less than 10% of the New Employer's annual revenues and annual net income on both a historical or pro forma basis for the New Employer's most recently completed fiscal year, and (ii) Executive's duties for the New Employer are not primarily related to the conduct of such Competing Enterprise.

The foregoing restrictions shall not be construed to prohibit the ownership by Executive of less than five percent (5%) of any class of securities of any corporation which is engaged in any of the foregoing businesses having a class of securities registered pursuant to the Securities Exchange Act of 1934 (the "Exchange Act"), provided that such ownership represents a passive investment and that neither Executive nor any group of persons including Executive in any way, either directly or indirectly, manages or exercises control of any such corporation, guarantees any of its financial obligations, otherwise takes any part in its business (other than exercising Executive’s rights as a shareholder), or seeks to do any of the foregoing.

b.Further, Executive covenants and agrees that, during Executive’s employment hereunder and for the period of two (2) years thereafter, Executive will not, directly or indirectly solicit for another business or enterprise, or otherwise interfere with the Parent’s or the Company’s relationship with, any person who is, to the knowledge of Executive, a Grade 27 managerial or higher level employee of any of the Companies at the time of Executive’s termination.

c.Executive acknowledges that the restrictions, prohibitions and other provisions hereof, are reasonable, fair and equitable in terms of duration, scope and geographic area; are necessary to protect the legitimate business interests of the Companies; and are a material inducement to the Parent and the Company to enter into this Agreement.

d.In the event Executive breaches any provision of Section 4, in addition to any other remedies that the Company may have at law or in equity, Executive shall promptly reimburse the Company for any severance payments, in excess of the minimum statutory entitlements under the Employment Standards Act (British Columbia) received from, or payable by, the Company. In addition, the Company shall be entitled in its sole discretion to offset all or any portion of the amount of any unpaid reimbursements against any amount owed by the Company to Executive.

5.Document Return; Resignations.

a.Upon termination of Executive’s employment hereunder for any reason, or upon the Company’s earlier request, Executive agrees that Executive shall promptly surrender to the Company all letters, papers, documents, instruments, records, books, products, data and work product stored on electronic storage media, and any other materials owned by any of the Companies or used by Executive in the performance of Executive’s duties under this Agreement.

b.Upon termination of Executive hereunder for any reason, Executive agrees that Executive shall be deemed to have resigned from all officer, director, management or board positions to which Executive may have been elected or appointed by reason of Executive’s employment or involvement with the Companies, specifically including but not limited to the Board, the boards of any of the Companies and any other boards, districts, homeowner and/or industry associations in which Executive serves as a result of or in her capacity as Chief Revenue Officer (collectively, the “Associations”). Executive agrees to promptly execute and deliver to the Company or its designee any other document, including without limitation a letter of resignation, reasonably requested by the Company to effectuate the purposes of this Section 5(b). If the Company is unable, after reasonable effort, to secure Executive’s signature on any document that the Company deems to be necessary to effectuate the purposes of this Section 5(b), Executive hereby designates and appoints the Company and its duly authorized officers and agents as Executive’s agent and attorney-in-fact, to act for and on Executive’s behalf to execute, verify and submit to any appropriate third party any such document, which shall thereafter have the same legal force and effect as if executed by Executive.

6.Confidentiality and Assignment of Intellectual Property.

a.During Executive’s employment with the Companies, and at all times following the termination of Executive’s employment hereunder for any reason, Executive shall not use for Executive’s own benefit or for the benefit of any subsequent employer, or disclose, directly or indirectly, to any person, firm or entity, or any officer, director, stockholder, partner, associate, employee, agent or representative thereof, any confidential information or trade secrets of any of the Companies or the Associations, other than as reasonably necessary to perform Executive’s duties under this Agreement. As used herein, the term “confidential information” includes without limitation trade secrets, ideas, inventions, technologies, budgets, marketing, financial, or other business plans, customer information, strategies, analyses of potential transactions, costs, personnel data, and other proprietary information of the Companies that is not in the public domain. Notwithstanding any other provision of this Agreement, Executive is hereby notified pursuant to the Defend Trade Secrets Act: “An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (A) files any document containing the trade secret under seal or similar process in the local jurisdiction; and (B) does not disclose the trade secret, except pursuant to court order.” In addition, nothing in this Agreement limits or restricts Executive’s ability to communicate with the Securities and Exchange Commission or any other federal, state, provincial or local governmental agency or commission (each a “Government Agency”) or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information and reporting possible violations of law or regulation or other disclosures and accepting monetary awards in connection therewith as protected under the whistleblower provisions of applicable law or regulation, without notice to the Companies.

b.For purposes of this Section 6(b), “Company Inventions” means all ideas, processes, trademarks and service marks, inventions, discoveries, and improvements to any of the foregoing, that Executive learns of, conceives, develops or creates alone or with others during Executive’s employment with the Companies (whether or not conceived, developed or created during regular working hours) that directly or indirectly arise from or relate to: (i) the Companies’ business, products or services; or (ii) work performed for the Companies by Executive or any other employee, agent or contractor; or (iii) the use of the Companies’ property or time; or (iv) access to the Companies’ confidential information. Executive hereby assigns to the Company Executive’s entire right, title and interest in all Company Inventions, which shall be the sole and exclusive property of the Company whether or not subject to patent, copyright, trademark or trade secret protection. Executive also acknowledges that all original works of authorship that are made by Executive (solely or jointly with others), within the scope of Executive’s employment with the Company, and that are protectable by copyright, are “works made for hire,” as that term is defined in the United States Copyright Act (17 U.S.C. §§ 101, et seq.) or “works made in the course of employment” as provided for in Section 13.3 of the Canadian Copyright Act. To the extent that any such works, by operation of law, cannot be “works made for hire,” or “works made in the course of employment,” Executive hereby assigns to Company all right, title, and interest in and to such works and to any related copyrights. Executive shall promptly execute, acknowledge and deliver to the Company all additional instruments or documents deemed at any time by the Company in its sole discretion to be necessary to carry out the intentions of this paragraph.

7.Non-Assignability.

It is understood that this Agreement has been entered into personally by the parties. No party shall have the right to assign, transfer, encumber or dispose of any duties, rights or payments due hereunder, which duties, rights and payments with respect hereto are expressly declared to be non-assignable and non-transferable, being based upon the personal services of Executive, and any attempted assignment or transfer shall be null and void and without binding effect on either party; provided, however, that the Parent and the Company may assign this Agreement to any respective parent, subsidiary, affiliate or successor corporation.

8.Injunctive Relief.

The parties acknowledge that the remedy at law for any violation or threatened violation of Sections 4, 5, 6, and/or 7 of this Agreement may be inadequate and that, accordingly, either party shall be entitled to injunctive relief in the event of such a violation or threatened violation without being required to post bond or other surety. The above stated remedies shall be in addition to, and not in limitation of, any other rights or remedies to which either party is or may be entitled at law, in equity, or under this Agreement.

9.Indemnification.

The Parent agrees that it shall indemnify and hold harmless Executive in connection with legal proceedings seeking to impose liability on Executive in such Executive’s capacity as a director, officer or employee of the Companies to the fullest extent permitted under the Parent’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws and the Indemnification Agreement by and between the Parent and Executive, attached hereto as Exhibit A and incorporated herein by reference. To the extent any provision set forth in the Indemnification Agreement is in conflict with any provision set forth in this Agreement, the provision set forth in the Indemnification Agreement shall govern. Further, Executive shall be entitled to coverage under the Directors and Officers Liability Insurance program to the same extent as other senior executives of the Companies.

10.Complete Agreement.

This Agreement constitutes the full understanding and entire employment agreement of the parties, and supersedes and is in lieu of any and all other understandings or agreements between the Parent or the Company and Executive. Nothing herein is intended to limit any rights or duties Executive has under the terms of any applicable incentive compensation, benefit plan or other similar agreements.

11.Disputes.

All disputes relating to or arising from this Agreement and/or Executive’s employment with the Company, to the fullest extent permitted by law, shall be resolved, upon written request by either party, by final and binding arbitration by private arbitration in Vancouver, British Columbia in accordance with the JAMS Streamlined Arbitration Rules and Procedures as in effect at the time of the arbitration. The arbitration fees shall be paid equally by the parties hereto. Arbitration hereunder shall take place before one arbitrator mutually agreed upon by the parties within 30 days of the written request for arbitration. If the parties are unable or fail to agree upon the arbitrator within such time, the parties shall submit a request at the end of such period to a court of competent jurisdiction in British Columbia to select the arbitrator within 15 days thereafter. The arbitration and determination rendered by the arbitrator shall be final and binding on the parties and judgment may be entered upon such determination in any court having jurisdiction thereof (and such judgment enforced, if necessary, through judicial proceedings). It is understood and agreed that the arbitrator shall be specifically empowered to designate and award any remedy available at law or in equity, including specific performance. The arbitrator may award costs and expenses of the arbitration proceeding (including, without limitation, reasonable attorneys' fees) to the prevailing party. However, the Parent, the Company and Executive shall have the right to seek and obtain injunctive or other equitable relief, including a temporary restraining order, a preliminary injunction, or a permanent injunction, from a court of competent jurisdiction to protect a party’s confidential or trade secret information. This arbitration agreement shall be governed by and construed and interpreted in accordance with the British Columbia Arbitration Act. This Section 11 shall not be construed to require arbitration of any claim for which arbitration is not legally permitted, including but not limited to any claims relating to employment standards, human rights, worker’s compensation, employment insurance benefits, unfair labor practice and disputes or claims that are expressly excluded from arbitration by applicable statute. Such claims may be brought before an administrative agency but only to the extent applicable law permits access to such an agency notwithstanding the existence of an agreement to arbitrate.

12.Amendments.

Any amendment to this Agreement shall be made only in writing and signed by each of the parties hereto.

13.Governing Law.

The internal laws of the province of British Columbia law shall govern the construction and enforcement of this Agreement.

14.Notices.

Any notice required or authorized hereunder shall be deemed delivered when deposited, postage prepaid, in the United States or Canadian mail, certified, with return receipt requested, addressed to the parties as follows:

Celeste Burgoyne
[***]
[***]

Vail Resorts, Inc.
390 Interlocken Crescent
Broomfield, CO 80021
Attn: General Counsel

15.Code Section 409A; Withholding.

a.Section 15(a), (b) and (c) herein shall operate as applicable. This Agreement is intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”) or an exemption thereunder and shall be construed and administered in accordance with Section 409A. Notwithstanding any other provision of this Agreement, payments provided under this Agreement may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption. Any payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible. For purposes of Section 409A, each installment payment provided under this Agreement shall be treated as a separate payment. Any payments to be made under this Agreement upon a termination of employment shall only be made upon a "separation from service" under Section 409A. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement comply with Section 409A, and in no event shall the Companies be liable for all or any portion of any taxes, penalties, interest, or other expenses that may be incurred by Executive on account of non-compliance with Section 409A.

b.Notwithstanding any other provision of this Agreement, if any payment or benefit provided to Executive in connection with Executive's termination of employment is determined to constitute "nonqualified deferred compensation" within the meaning of Section 409A and Executive is determined to be a "specified employee" as defined in Section 409A(a)(2)(b)(i), then such payment or benefit shall not be paid until the first payroll date following the six-month anniversary of the date of termination of employment or, if earlier, on Executive's death (the "Specified Employee Payment Date"). The aggregate of any payments that would otherwise have been paid before the Specified Employee Payment Date shall be paid to Executive in a lump sum on the Specified Employee Payment Date and thereafter, any remaining payments shall be paid without delay in accordance with their original schedule.

c.To the extent required by Section 409A, each reimbursement or in-kind benefit provided under this Agreement shall be provided in accordance with the following: the amount of expenses eligible for reimbursement, or in-kind benefits provided, during each calendar year cannot affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year; any reimbursement of an eligible expense shall be paid to Executive on or before the last day of the calendar year following the calendar year in which the expense was incurred; and any right to reimbursements or in-kind benefits under this Agreement shall not be subject to liquidation or exchange for another benefit.

d.The Company shall have the right to withhold from any amount payable hereunder any Federal, state, provincial, local, and other taxes, and any other required statutory deductions, including but not limited to Canada Pension Plan and Employment Insurance, in order for the Company to satisfy any statutory withholding obligations it may have.

16.No Duty to Mitigate.

Executive shall not be required to mitigate damages or the amount of any payment provided for under this Agreement by seeking other employment or otherwise, nor will any payments hereunder be subject to offset in the event Executive does mitigate.

17.Binding Effect.

This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors, permitted assigns, heirs, executors and legal representatives.

18.Counterparts.

This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original but all such counterparts together shall constitute one and the same instrument. Each counterpart may consist of two copies hereof each signed by one of the parties hereto.

19.Construction.

Headings in this Agreement are for convenience only and shall not control the meaning of this Agreement. Whenever applicable, masculine and neutral pronouns shall equally apply to the feminine genders; the singular shall include the plural and the plural shall include the singular. The parties have reviewed and understand this Agreement, and each has had a full opportunity to negotiate this Agreement’s terms and to consult with counsel of their own choosing. Therefore, the parties expressly waive all applicable common law and statutory rules of construction that any provision of this Agreement should be construed against this Agreement’s drafter, and agree that this Agreement and all amendments thereto shall be construed as a whole, according to the fair meaning of the language used.

20.Severability and Modification by Court.

If any court of competent jurisdiction declares any provision of this Agreement invalid or unenforceable, the remainder of this Agreement shall remain fully enforceable. To the extent that any such court concludes that any provision of this Agreement is void or voidable, the court shall reform such provision(s) to render the provision(s) enforceable, but only to the extent absolutely necessary to render the provision(s) enforceable and only in view of the parties’ express desire that the Companies be protected to the greatest extent allowed by law from unfair competition, unfair solicitation and/or the misuse or disclosure of its confidential information and records containing such information.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day of the date first written above.

VAIL RESORTS, INC.

By: /s/ Robert A. Katz
Name: Robert A. Katz
Title: Chief Executive Officer

WHISTLER BLACKCOMB EMPLOYMENT CORPORATION

By: /s/ Nathan M. Gronberg
Name: Nathan M. Gronberg
Title: Vice President, Chief Accounting Officer

EXECUTIVE:

/s/ Celeste Burgoyne
Celeste Burgoyne